Exhibit 5.1

THE SOURLIS LAW FIRM
Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	The Courts of Red Bank
Philip Magri, Esq.+	130 Maple Avenue, Unit 9B2
Joseph M. Patricola, Esq.*+#	Red Bank, New Jersey 07701
(732) 530-9007 Fax (732) 530-9008	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
Virginia@SourlisLaw.com
* Licensed in NJ
+ Licensed in NY
# Licensed in DC

April 30, 2012

Board of Directors
GlyEco, Inc.
4802 East Ray Road, Suite 23-196
Phoenix AZ, 85044

Re:          GlyEco, Inc.
2007 Third Amended and Restated Stock Incentive Plan
Registration Statement on Form S-8

Gentlemen:

We have acted as special legal counsel for GlyEco, Inc., Nevada corporation (the “Company”), and are rendering these opinions in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 6,543,436 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), that may be issued pursuant to the Company’s 2007 Amended and Restated Stock Incentive Plan (the “Plan”). Of the 6,543,436 Shares issuable under the Plan, 3,518,436 shares (“Issued Shares”) have been issued as of the date of this legal opinion and being offered for resale by the selling stockholders as listed in the Registration Statement.

We are familiar with the proceedings to date with respect to the Plan and the issuance of Common Stock pursuant thereto, and have examined such records, documents and matters of law and satisfied our requirements as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Registrant and other sources believed by me to be responsible.

Based on such examination, we are of the opinion that (i) the Shares that have been or may be issued under the Plan are duly authorized shares of the Company’s Common Stock, (ii) the Issued Shares were validly issued, fully paid and are nonassessable, and (iii) if, as and when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares (other than the Issued Shares) will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Nevada, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction or to the application of the state securities or blue-sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ The Sourlis Law Firm